                             THE GOODHEART-WILLCOX
                                 COMPANY, INC.
           18604 WEST CREEK DRIVE -- TINLEY PARK, ILLINOIS 60477-6243
[GOODHEAR LOGO]

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                            TO BE HELD JULY 14, 1998

To the Shareholders of The Goodheart-Willcox Company, Inc.:

     The Annual Meeting of Shareholders of The Goodheart-Willcox Company, Inc., will be held at the offices of the Company on Tuesday, July 14, 1998 at 9:30 a.m. C.D.T., for the following purposes:

     1. To fix the number and elect directors of the Company to serve until the next meeting of shareholders and until their respective successors shall have been elected and qualified.

     2. To consider and vote upon ratifying the selection of Grant Thornton LLP as independent certified public accountants for the current fiscal year.

     3. To transact such other business as may properly come before the meeting.

     Shareholders of record at the close of business on May 22, 1998, are entitled to notice of and to vote at the meeting and any adjournment thereof.

     The Company's Annual Report, with financial statements for the fiscal year ending April 30, 1998, a proxy statement and a form of proxy are enclosed herewith.

     Please execute the enclosed proxy and return it promptly in the enclosed envelope to ensure that your shares are represented at the meeting. If you attend the meeting and wish to vote in person, you may then withdraw your proxy.

                                         By Order of the Board of Directors

                                         DICK G. SNYDER
                                         Vice President and Secretary

June 17, 1998

                      THE GOODHEART-WILLCOX COMPANY, INC.

                                PROXY STATEMENT

     The enclosed proxy is solicited by the Board of Directors for use at the Annual Meeting of Shareholders of The Goodheart-Willcox Company, Inc. (the "Company") to be held Tuesday, July 14, 1998, and at any adjournment thereof, for the purposes set forth in the attached notice. The cost of proxy solicitation will be paid by the Company and may be by mail or by telephone. All proxies which are properly executed and received prior to the meeting will be voted in accordance with the choices specified thereon. When no choice is specified, they will be voted in accordance with the recommendations of management. Any shareholder giving a proxy may revoke it by notice in writing delivered to the Secretary at any time prior to its use, by delivering a later proxy or by voting in person at the Annual Meeting.

     At the close of business on May 22, 1998, the record date for the determination of shareholders entitled to vote at the meeting, there were outstanding and entitled to vote 584,700 shares of the Company's $1.00 par value common stock. Each share is entitled to one vote on all matters. There are no cumulative voting rights. The nominees receiving the greatest number of votes cast by the holders of common stock will be elected directors. The affirmative vote of the majority of shares of common stock present in person or by proxy at the meeting is necessary for the ratification of the selection of the independent certified public accountants.

     The Company's Annual Report, including financial statements for the fiscal year ending April 30, 1998, proxy statement and form of proxy are scheduled to be mailed to shareholders on or about June 17, 1998.

ITEM 1. ELECTION OF DIRECTORS

     Dr. Walter C. Brown has retired from active participation after almost 40 years of service to the Company as an author, editorial consultant and member of the Board of Directors. His contributions to the Company have been many and are gratefully appreciated. The Board has decided that it is not necessary at this time to fill the vacancy on the Board caused by Dr. Brown's retirement which will reduce the recommended size of the Board to five, the size of the Board having been reduced to six upon the death of George A. Fischer in 1997.

     The Board of Directors recommends that five directors be elected at the annual meeting, each to serve terms of one year and until their respective successors have been elected and qualified. The nominees for Director, all of whom are now serving as Directors, are listed below together with certain biographical information. Except as otherwise indicated, each nominee for Director has been engaged in his or her present principal occupation for at least the past five years.

     It is intended that proxies will be voted, unless otherwise specified, for the nominees named below. Proxies will be voted in a discretionary manner should any nominee be unable to serve. The Board of Directors has no reason to believe that any nominee will be unable to serve.

                             NOMINEES FOR DIRECTOR

               NAME AND PRINCIPAL OCCUPATIONS                 DIRECTOR
                      OR AFFILIATIONS                          SINCE*
               ------------------------------                 --------
Robert C. DeBolt, age 59, President and Chief Executive
  Officer, since 1984, F.H. Ayer Manufacturing Co., Chicago
  Heights, Illinois, a remanufacturer of pumps, steam
  turbines and transmissions; Director, F.H. Ayer
  Manufacturing Co., First National Bank, Chicago Heights,
  Illinois; member Audit/Compensation Committee of Board of
  Directors.................................................    1992
John F. Flanagan, age 54, Chairman of the Board since March,
  1997; President and Chief Executive Officer since June,
  1980; Treasurer from January, 1973 to April, 1988; Vice
  President from January, 1973 to June, 1980; prior thereto
  various positions with the Company since 1968.............    1971
Wilma Pitts Griffin, PhD, CFCS, age 61, Professor since
  1987, Department of Family and Consumer Sciences, Baylor
  University, Waco, Texas; Associate Professor, University
  of Texas, Austin, Texas, 1973 to 1987; President, American
  Association of Family and Consumer Sciences, 1985 to 1986;
  consultant to the Company since 1982; member,
  Audit/Compensation Committee of Board of Directors........    1988
Clois E. Kicklighter, EdD, age 59, Dean since 1983, School
  of Technology, Indiana State University, Terre Haute,
  Indiana; Professor of Construction Technology since 1966;
  Chairman, Executive Board, National Association of
  Industrial Technology, 1988-1989; Chairman, National
  Association of Industrial Technology National Board of
  Accreditation, 1989 to present; consultant to the Company
  since 1983................................................    1988
Mrs. Loraine J. Mix, age 86, private investor...............    1973

---------------
* Includes predecessors of the Company for years prior to July, 1972.

                             ADDITIONAL INFORMATION
                         CONCERNING BOARD OF DIRECTORS

     All five of the nominees were elected directors of the Company at the last Annual Meeting of Shareholders. The Board of Directors had six meetings during the fiscal year ended April 30, 1998. All the incumbent directors attended the 1997 Annual Meeting of Shareholders and all the meetings of the Board during the fiscal year except Dr. Brown who was unable to attend one meeting of the Board because of illness.

                          AUDIT/COMPENSATION COMMITTEE

     The Board of Directors has established an Audit/Compensation Committee which recommends to the Board of Directors the engagement of independent auditors of the Company and reviews with such auditors the scope and result of their audits, the internal accounting controls of the Company and the professional services furnished by such auditors to the Company. The Committee further reviews and recommends to the Board of Directors compensation arrangements for the officers of the Company. The Committee presently consists of Wilma Pitts Griffin, Chairperson, and Robert C. DeBolt. During Fiscal 1998, the Committee met on three occasions.

                           COMPENSATION OF DIRECTORS

     Each director who is not on the Company's payroll is entitled to compensation of $12,000 per annum, payable quarterly, except a director who is absent from two consecutive regularly scheduled directors' meetings, with or without cause, is not entitled to the next following quarterly payment and, further provided, nonemployee directors shall be additionally entitled to a $500 attendance fee for each meeting of a duly constituted committee of the Board. Directors are reimbursed for expenses incurred by attendance at the meetings.

                         SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

     The following table lists the beneficial ownership, as of May 1, 1998, of persons known to the Company to be the beneficial owner of more than five percent of the Company's common stock. The table also lists the beneficial ownership, as of May 1, 1998, of common stock owned by all directors and executive officers of the Company, and by all directors and executive officers as a group:

                                                                         AMOUNT AND
            NAME OF                            POSITION                  NATURE OF       PERCENT OF
       BENEFICIAL OWNER                      WITH COMPANY                OWNERSHIP         CLASS
       ----------------                      ------------                ----------      ----------
Mrs. Loraine J. Mix............  Director                                 290,782(1)        49.7%
Fred Eychaner..................                                           111,412(2)        19.1%
Century Partners...............                                            42,700(3)         7.3%
John F. Flanagan...............  Director and Executive Officer            22,152(4)         3.8%
Robert C. DeBolt...............  Director                                      --             --
Wilma Pitts Griffin............  Director                                     150              *
Clois E. Kicklighter...........  Director                                     100              *
Donald A. Massucci.............  Executive Officer                            300              *
Dick G. Snyder.................  Executive Officer                            700              *
Directors and Executive
  Officers as
  a Group (7 Persons)..........                                           314,184           53.7%

---------------
 *  Less than one percent
(1) Mrs. Mix owns 25,582 shares and, in addition, is a co-trustee, with sole voting and investment power relating to shares of the Company, and a beneficiary together with her two daughters, one of whom is the wife of Mr. Flanagan, of a testamentary trust established by the Last Will of Floyd M. Mix, deceased, which trust holds 265,200 shares of the Company.

(2) On October 12, 1994, Mr. Fred Eychaner filed a Schedule 13D Statement with the Securities and Exchange Commission disclosing the purchase of 111,412 shares of the Company's securities. Mr. Eychaner stated that the shares were purchased for investment and additional purchases of the Company's stock may be made subject to the availability of additional shares, an acceptable price, alternative sources of investment, and other factors. Mr. Eychaner also stated therein that there are no present plans to seek representation on the Company's Board of Directors. His address is 1645 West Fullerton Parkway, Chicago, Illinois 60614.

(3) On or about February 12, 1990, Century Partners filed a Schedule 13G with the Securities and Exchange Commission disclosing the purchase of 38,300 shares of the Company's securities. In addition, Century Partners advised the Company that on June 9, 1993 it filed Amendment #1 to Schedule 13G with the Securities and Exchange Commission showing Century Partners owner of record of 42,700 shares. Their address is 800 Post Road, P.O. Box 4032, Darien, Connecticut 06820.

(4) Of these shares, 18,547 are owned beneficially and of record by Mr. Flanagan's wife, 547 are owned beneficially and of record by Mr. Flanagan, 2,614 are owned jointly by Mr. Flanagan and his wife, 20 are held by Mr. Flanagan and his wife as custodian for their children, and 424 are held by their children.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     The Company knows of no failure to file a required form.

                             EXECUTIVE COMPENSATION

                   REPORT OF AUDIT/COMPENSATION COMMITTEE OF
                  BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION

     The Audit/Compensation Committee (the "Committee") of the Board of Directors determines the base salary and annual bonuses for executive officers based on Company and individual performance. Measurement of corporate performance is based on Company goals and industry performance levels.

     To aid the Committee in this process, a review and evaluation of executive compensation practices of other similar sized publishing companies was made. The Company's executive level positions were then matched to comparable positions. Competitive market compensation levels were determined for base salary level increase and performance bonuses for the executive officers to a level consistent with those of other companies in the industry.

                                         Wilma Pitts Griffin, Chairperson
                                         Robert C. DeBolt, Member

                     SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

     The Board of Directors adopted a Supplemental Executive Retirement Plan ("SERP") effective May 1, 1994. The SERP is a non-qualified retirement plan established for the benefit of a select group of management employees of the Company to supplement benefits provided under the Company's Employees' Profit Sharing Plan ("Plan"). To the extent benefits under the Plan are limited by the Internal Revenue Code of 1986, supplemental benefits are provided under the terms and conditions of the SERP. The Company administers the SERP and the Board of Directors may amend or terminate it at any time, provided that no amendment shall reduce or discontinue any benefit accrued to the date of the Amendment. The Company has not funded the SERP and there are no assets held by it.

                           SUMMARY COMPENSATION TABLE

     The following table shows executive compensation for the fiscal years indicated for the Chief Executive Officer and all other executive officers of the Company ("Named Officers"):

                                                                                           ALL OTHER
                                                        ANNUAL COMPENSATION               COMPENSATION
                                            -------------------------------------------   ------------
            NAME AND PRINCIPAL              FISCAL                         OTHER ANNUAL
                 POSITION                    YEAR     SALARY     BONUS     COMPENSATION
            ------------------              ------   --------   --------   ------------
John F. Flanagan..........................   1998    $275,000   $150,000      N/A(2)        $34,689(1)
  Chairman, President and                    1997     262,650    125,000      N/A(2)         34,689(1)
  Chief Executive Officer                    1996     255,000     81,000      N/A(2)         34,689(1)
Donald A. Massucci........................   1998    $125,000   $ 60,000      N/A(2)        $34,137(1)
  Vice-President/Treasurer                   1997     113,300     50,000      N/A(2)         29,756(1)
                                             1996     110,000     25,000      N/A(2)         25,511(1)
Dick G. Snyder............................   1998    $125,000   $ 60,000      N/A(2)        $38,174(1)
  Vice-President/Secretary                   1997     113,300     50,000      N/A(2)         33,793(1)
                                             1996     110,000     25,000      N/A(2)         29,548(1)

---------------
(1) Amounts of All Other Annual Compensation include amounts contributed or accrued for fiscal 1998 by the Company for or in behalf of the Named Officers under the Company's Employee Profit Sharing Plan, and the Supplemental Executive Retirement Plan (SERP) and amounts paid in fiscal 1998 by the Company for life insurance coverage. For Messrs. Flanagan, Massucci and Snyder, the amounts contributed to the Profit Sharing Plan were $24,000 each. The respective amounts paid for life insurance premiums were $4,689, $5,235 and $9,272 and the respective amounts accrued under the SERP were $6,000, $4,902 and $4,902.

(2) The value of such benefits did not exceed the lesser of either $50,000 or 10% of the total annual salary and bonus reported for any Named Officer.

                     EXECUTIVE OFFICER EMPLOYMENT AGREEMENT

     An agreement dated June 1, 1975, amended from time to time and further amended April 17, 1998, between the Company and the Chief Executive Officer John
F. Flanagan provides that until May 31, 1999, or any renewal date, he will serve as Chief Executive Officer, with his duties to be determined by the Board of Directors. Effective May 1, 1998, he is to be paid compensation of $300,000 per year, plus reimbursement of expenses and any bonus awarded to him by the Board of Directors. In the event Mr. Flanagan should die before the expiration date of the agreement, the Company will pay his estate twenty-four months' full salary. In addition, the agreement provides that if he is living and under continuing disability for more than twenty-four months, the Company will pay him one-half salary per month, not to exceed, however, sixty months. The agreement further provides for reimbursement of medical care expenses incurred by him, his spouse or defined dependents, not otherwise reimbursed by insurance provided by the Company. From the date the agreement or any renewal expires, and if Mr. Flanagan retires from the employ of the Company, he is to be paid consultative compensation of $40,000 per year until his death.

                         SHAREHOLDER RETURN PERFORMANCE

     The line graph following compares the annual change in the cumulative total shareholder return, assuming reinvestment of dividends, on the Company's common stock (GWOX) against the cumulative total return of the dividends of the S&P 500 Composite Stock Index (S&P 500) and the S&P Publishing Index for the five year period ending April 30, 1998.

     The graph is presented in accordance with SEC requirements. Shareholders are cautioned against drawing any conclusions from the data contained therein, as past results are not necessarily indicative of future performance. This graph in no way reflects the Company's forecast of future financial performance.

     Comparison of Five Year Cumulative Total Return, assuming reinvestment of dividends, among Goodheart-Willcox (GWOX), S&P Publishing Index and S&P 500 Index.


                                 [LINEGRAPH]

                        1993      1994      1995      1996      1997      1998
                        ----      ----      ----      ----      ----      ----
GWOX                    100       88        87        102       146       255
S&P PUBLISHING-500      100       117       117       147       169       228
S&P 500                 100       105       124       161       202       284

ITEM 2. SELECTION OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

     At a meeting held on April 17, 1998, the Board of Directors named Grant Thornton LLP as independent certified public accountants to audit the financial statements of the Company for the fiscal year ending April 30, 1999, subject to ratification and approval by the shareholders. Grant Thornton LLP and its predecessors have acted in that capacity for more than the past ten years. A representative of Grant Thornton LLP is expected to be present at the Annual Meeting of Shareholders to answer appropriate questions and, if such representative wishes to do so, make a statement. Grant Thornton LLP performs those procedures necessary to enable them to express their opinion on the annual financial statements of the Company.

                                 OTHER BUSINESS

     Management knows of no matters to be presented to the meeting other than those set forth in this proxy statement. However, if any other matter shall properly come before the meeting, the shares represented by the proxies signed and returned by the shareholders, if not otherwise specified, will be voted thereon in the discretion of the persons voting such shares.

     Any proposal which a shareholder contemplates presenting at the Annual Meeting of the Shareholders of the Company in 1999 must be received at the offices of the Company not later than March 15, 1999, to be considered for inclusion in the Company's proxy statement and form of proxy for that meeting.

                                           By Order of the Board of Directors

                                           DICK G. SNYDER
                                           Vice President and Secretary

                      THE GOODHEART-WILLCOX COMPANY, INC.

                ANNUAL MEETING OF SHAREHOLDERS - JULY 14, 1998

Todd J. Scheffers and Dick G. Snyder, and each of them, with power of substitution in each, are hereby authorized to represent and vote the stock of the undersigned at the Annual Meeting of Shareholders of The Goodheart-Willcox Company, Inc., to be held at 9:30 a.m. C.D.T., on July 14, 1998, or any adjournment.

            1.  ELECTION OF DIRECTORS:            WITHHOLD AUTHORITY
                FOR all nominees listed below     to vote for all nominees
                (except as marked to the          listed below []
                contrary below) []

           Robert C. DeBolt, John F. Flanagan, Wilma Pirts Griffin,
                   Clois E. Kicklighter and Loraine J. Mix
(INSTRUCTION: To withhold authority to vote for any individual nominee write that nominee's name on the space provided below.)
--------------------------------------------------------------------------------
2. PROPOSAL TO APPROVE THE SELECTION OF GRANT THORNTON LLP as the independent certified public accountants for the current fiscal year.

                    [] FOR      [] AGAINST      [] ABSTAIN

3. In their discretion on any other business that may properly come before the meeting.
                    [] GRANTED                  [] WITHHELD

                 (continued and to be signed on reverse side)

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS AND WILL BE VOTED AS SPECIFIED, IF NO SPECIFICATION IS MADE, THE PROXY WILL BE VOTED FOR THE ELECTION OF DIRECTORS, IN FAVOR OF ITEM 2 AND GRANT THE DISCRETIONARY POWER IN
ITEM 3.

DATED:           1998
      ----------,                               -------------------------------
                                                           Signature


                                                -------------------------------
                                                           Signature

                                                NOTE:
                                                Please sign exactly as your
                                                name appears at the left.  If
                                                shares are held jointly, each
                                                holder must sign.  If signing
                                                for an estate, trust or
                                                corporation, title or capacity
                                                should be stated.
                                                PLEASE PROMPTLY RETURN PROXY
                                                IN THE ACCOMPANYING ENVELOPE.
                                                NO POSTAGE REQUIRED IF MAILED
                                                IN MAILED IN THE UNITED STATES.

                                                I plan to attend the meeting. []

THE GOODHEART-WILLCOX COMPANY, INC. AND SUBSIDIARY

FIVE YEAR SUMMARY



                                                                  Year Ended April 30,
---------------------------------------------------------------------------------------------------------------
                                             1998          1997           1996          1995           1994
---------------------------------------------------------------------------------------------------------------
  SELECTED INCOME STATEMENT
  DATA:
    Sales                                 $19,068,000   $16,631,000    $14,645,000    $14,708,000   $12,641,000
    Costs and expenses                     14,207,000    13,199,000     12,405,000     11,644,000    10,260,000
    Other income (expense), net                 5,000       692,000        227,000        260,000       (74,000)
    Income taxes                            1,893,000     1,349,000        871,000      1,307,000       950,000
    Net earnings                            2,973,000     2,775,000      1,596,000      2,017,000     1,357,000
===============================================================================================================
    Earnings per share                          $5.09         $3.75          $2.13          $2.70         $1.81
---------------------------------------------------------------------------------------------------------------
    Weighted average number
      of shares outstanding                   584,700       739,405        747,900        747,900       747,900
===============================================================================================================
    Dividends per share                         $1.00          $.90           $.80           $.80          $.70
===============================================================================================================
  SELECTED BALANCE SHEET DATA:
    Total assets                          $13,177,000   $14,065,000    $13,705,000    $13,192,000   $11,136,000
    Redeemable common stock                        --            --      3,077,000      3,643,000     2,696,000
    Total stockholders' equity             10,955,000     8,573,000      8,739,000      7,169,000     6,697,000
===============================================================================================================S






CONTENTS

 1 - Letter to Shareholders
 2 - Consolidated Balance Sheets
 4 - Consolidated Statements of Earnings
 5 - Consolidated Statements of Stockholders Equity
 6 - Consolidated Statements of Cash Flows
 7 - Notes to Consolidated Financial Statements
12 - Statement of Management Responsibilities
     Report of Independent Certified Public Accountants
13 - Management's Discussion and Analysis of Financial Condition and Results of
     Operation
Inside Back Cover - Corporate Information
     Common Stock Price Ranges and Dividends





The front and back covers of this Annual Report shows eighteen new or revised books published by Goodheart-Willcox in fiscal 1998.

TO OUR SHAREHOLDERS:

Goodheart-Willcox's accomplishments in fiscal 1998 provided both the solid financial results detailed in this annual report, and substantial improvements to the structure of the corporation which should enhance operations into the future. The paragraphs below describe the highlights of the fiscal year while the five year summary of key financial data printed on the inside front cover illustrates the growth of your Company.

Revenues improved 15% to a record $19,068,000. The growth in net sales is attributed to stronger orders for the Company's products from open territories and increased orders from the adoption states of Alabama, Kentucky, and North Carolina. Technical titles as well as family and consumer science titles are constantly being revised to keep content current with curriculum trends and to build in design enhancements making the products visually appealing to instructors and students. Expert authors, knowledgeable editors, creative designers, effective marketing and sales personnel, and efficient customer service and distribution staffs combine their skills to match Goodheart-Willcox products with customers' needs. State textbook adoptions, which contribute substantially to the Company's sales, will be much less of a factor for the approaching two fiscal years due to the diminished number of states calling for submissions in the curriculum areas served by Goodheart-Willcox.

Operating Income increased 42% to $4,861,000 as a result of the growth in sales coupled with tight controls on costs and expenses. The cost of goods sold as a percentage of sales was reduced 1.6% through careful decisions relating to outside suppliers, timing of purchases, and the application of new technology. Compared to the net sales increase of 15%, selling expenses declined as a percentage of sales, partially as a result of reduced sampling for the approaching adoption cycle, while general and administrative expenses increased approximately 8%.

Prepayment of the installment note issued in the purchase of 163,200 shares of the Company's stock was completed in fiscal 1998 using internally generated funds. In October, following a successful summer sales experience, three annual installments, aggregating $1,954,000, were prepaid. In April, after capital allocation projections for the approaching fiscal year were completed, the final two annual installments or $1,302,000 were prepaid. The prepayment of the principal on the outstanding debt saved $637,000 in interest expenses for the Company.

Information technology was the focus for three major projects in fiscal 1998 to improve the Company's structure for the immediate future. The creative department acquired a new network server and workstations enabling the conversion to more productive software for the design and assembly of products. Following extensive study and research, Goodheart-Willcox proceeded to develop a model for business and marketing operations which will meet the future expectations of our customers and our employees. Major emphasis was placed on providing prompt customer service, easy order entry, accurate inventory and warehouse management, and providing useable marketing data. Hardware and software combinations were compared and evaluated for reliability, performance, and growth potential. Proven hardware was acquired and software with an extensive installed base was customized to fit our publishing enterprise. Training of staff was completed in fiscal 1998 and carried over to the "go live" date of June 1st in the first quarter of the new fiscal year. The third information technology project this past fiscal year was the development of the Goodheart-Willcox web site allowing potential customers to view catalog copy and order products at www.goodheartwillcox.com.

Dr. Walter C. Brown decided to retire from active participation after almost 40 years of service as an editorial consultant and member of the Board of Directors. Dr. Brown is the author of six leading Goodheart-Willcox texts in the fields of drafting, print reading, and mathematics. In addition to being elected President of the American Industrial Arts Association and the Council on Technology Teacher Education, he has substantially contributed to the growth and development of the Company by his counsel, guidance, and direction. Goodheart-Willcox is grateful and appreciative for Dr. Brown's total involvement and support.

Net earnings increased approximately 7% to $2,973,000. Earnings per share increased to $5.09 based on 584,700 shares outstanding. The Goodheart-Willcox employees, management, and Board of Directors are pleased to report a profitable, efficient, and productive year marked with record sales, increased operating income and prepayment of the stock repurchase note while maintaining a strong balance sheet, investment in information technology, and respectable earnings.



                               John F. Flanagan


                               JOHN F. FLANAGAN
                               CHAIRMAN, PRESIDENT AND CHIEF EXECUTIVE OFFICER

THE GOODHEART-WILLCOX COMPANY, INC. AND SUBSIDIARY
CONSOLIDATED BALANCE SHEETS






                                                                                        April 30,
-----------------------------------------------------------------------------------------------------------
                                                                                   1998             1997
-----------------------------------------------------------------------------------------------------------
ASSETS
CURRENT ASSETS:
  Cash and cash equivalents                                                    $ 2,119,000    $ 2,613,000
  Accounts receivable-net of allowance for doubtful
   receivables and sales returns of $206,000 and $113,000                        1,661,000      1,565,000
  Inventories                                                                    2,415,000      2,730,000
  Deferred income taxes                                                            742,000        646,000
  Other                                                                            106,000        125,000
-----------------------------------------------------------------------------------------------------------
   Total current assets                                                          7,043,000      7,679,000
-----------------------------------------------------------------------------------------------------------
Investment securities available-for-sale                                                --         92,000

PREPUBLICATION COSTS-net of accumulated amortization of
  $1,557,000 and $1,528,000                                                      1,149,000      1,487,000

PROPERTY AND EQUIPMENT-net                                                       4,930,000      4,769,000

CASH SURRENDER VALUE OF LIFE INSURANCE                                              55,000         38,000
-----------------------------------------------------------------------------------------------------------
                                                                               $13,177,000    $14,065,000
-----------------------------------------------------------------------------------------------------------


    THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE STATEMENTS.
2

THE GOODHEART-WILLCOX COMPANY, INC. AND SUBSIDIARY
CONSOLIDATED BALANCE SHEETS



                                                                                         April 30,
-----------------------------------------------------------------------------------------------------------
                                                                                   1998             1997
-----------------------------------------------------------------------------------------------------------
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Notes payable, current portion                                               $        --      $   651,000
  Accounts payable                                                                 805,000        1,020,000
  Accrued compensation                                                             399,000          360,000
  Accrued other                                                                    379,000          170,000
  Dividends payable                                                                293,000          293,000
  Royalties payable                                                                260,000          224,000
-----------------------------------------------------------------------------------------------------------
   Total current liabilities                                                     2,136,000        2,718,000
-----------------------------------------------------------------------------------------------------------
DEFERRED INCOME TAXES                                                               86,000          169,000
COMMITMENTS AND CONTINGENCIES                                                           --               --
NOTES PAYABLE, NET OF CURRENT PORTION                                                   --        2,605,000
STOCKHOLDERS' EQUITY
  Common stock                                                                     762,000          762,000
  Retained earnings                                                             15,902,000       13,513,000
-----------------------------------------------------------------------------------------------------------
                                                                                16,664,000       14,275,000
-----------------------------------------------------------------------------------------------------------
  Net unrealized gain on investment securities available-for-sale                       --            7,000
  Less cost of 177,300 shares of common stock held in Treasury                  (5,709,000)      (5,709,000)
-----------------------------------------------------------------------------------------------------------
                                                                                10,955,000        8,573,000
-----------------------------------------------------------------------------------------------------------
                                                                               $13,177,000      $14,065,000
-----------------------------------------------------------------------------------------------------------



    THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE STATEMENTS.
                                                                             3

THE GOODHEART-WILLCOX COMPANY, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF EARNINGS


                                                                             Year Ended April 30,
-----------------------------------------------------------------------------------------------------------
                                                                 1998             1997            1996
-----------------------------------------------------------------------------------------------------------
SALES                                                         $19,068,000    $  16,631,000    $  14,645,000

Cost of goods sold                                              5,537,000        5,095,000        5,196,000
-----------------------------------------------------------------------------------------------------------
GROSS PROFIT                                                   13,531,000       11,536,000        9,449,000
-----------------------------------------------------------------------------------------------------------
Operating expenses
  Selling, general and administrative                           6,688,000        6,377,000        5,693,000
  Royalties                                                     1,982,000        1,727,000        1,516,000
-----------------------------------------------------------------------------------------------------------
                                                                8,670,000        8,104,000        7,209,000
-----------------------------------------------------------------------------------------------------------
OPERATING PROFIT                                                4,861,000        3,432,000        2,240,000

Other income (expense)
  Life insurance proceeds                                              --          548,000               --
  Interest income                                                 142,000          131,000          198,000
  Interest expense                                               (180,000)         (14,000)              --
  Other                                                            43,000           27,000           29,000
-----------------------------------------------------------------------------------------------------------
                                                                    5,000          692,000          227,000
-----------------------------------------------------------------------------------------------------------
Earnings before income taxes                                    4,866,000        4,124,000        2,467,000
-----------------------------------------------------------------------------------------------------------
Income taxes                                                    1,893,000        1,349,000          871,000
-----------------------------------------------------------------------------------------------------------
NET EARNINGS                                                  $ 2,973,000      $ 2,775,000      $ 1,596,000
-----------------------------------------------------------------------------------------------------------
EARNINGS PER SHARE                                                  $5.09            $3.75            $2.13
-----------------------------------------------------------------------------------------------------------
Weighted average number of shares outstanding                     584,700          739,405          747,900
===========================================================================================================


    THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE STATEMENTS.

THE GOODHEART-WILLCOX COMPANY, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF STOCKHOLDER'S EQUITY

For the three years ended April 30, 1998


-----------------------------------------------------------------------------------------------------------------------------------

                                                                            Net unrealized gain (loss)
                                                  Common         Retained    on investment securities      Treasury
                                                   Stock         Earnings       available-for-sale           Stock          Total
-----------------------------------------------------------------------------------------------------------------------------------
Balance at April 30, 1995                         $ 599,000     $6,852,000        $        --           $ (282,000)    $ 7,169,000

Net earnings for the year                                        1,596,000                                               1,596,000

Change in estimated value of redeemable
  common stock in excess of insurance
  proceeds                                                         566,000                                                 566,000

Net change in unrealized gain (loss) on
  investment securities available-for-sale                                              6,000                                6,000

Cash dividends declared ($.80 per share)                          (598,000)                                               (598,000)
----------------------------------------------------------------------------------------------------------------------------------
Balance at April 30, 1996                         $ 599,000    $ 8,416,000        $     6,000           $ (282,000)    $ 8,739,000

Net earnings for the year                                        2,775,000                                               2,775,000

Change in estimated value of redeemable
  common stock in excess of insurance
  proceeds                                          163,000      2,914,000                                               3,077,000

Net change in unrealized gain (loss) on
  investment securities available-for-sale                                              1,000                                1,000

Cash dividends declared ($.90 per share)                          (592,000)                                               (592,000)

Cost of 163,200 shares of common stock
  acquired for treasury                                                                                 (5,427,000)     (5,427,000)
----------------------------------------------------------------------------------------------------------------------------------
Balance at April 30, 1997                         $ 762,000    $13,513,000        $    7,000           $(5,709,000)    $ 8,573,000

Net earnings for the year                                        2,973,000                                               2,973,000

Net change in unrealized gain (loss) on
  investment securities available-for-sale                                            (7,000)                              (7,000)

Cash dividends declared ($1.00 per share)                         (584,000)                                               (584,000)
----------------------------------------------------------------------------------------------------------------------------------
Balance at April 30, 1998                         $ 762,000    $15,902,000        $       --           $(5,709,000)    $10,955,000
==================================================================================================================================

    THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE STATEMENTS.
                                                                           5

THE GOODHEART-WILLCOX COMPANY, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CASH FLOWS




                                                                           Year Ended April 30,
----------------------------------------------------------------------------------------------------------
                                                                 1998             1997            1996
----------------------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net earnings                                                 $2,973,000      $ 2,775,000     $1,596,000
  Adjustments to reconcile net earnings to net
   cash provided by operating activities
    Depreciation expense                                          335,000          199,000         91,000
    Amortization of prepublication costs                        1,059,000        1,001,000        851,000
    Profit on sale of available-for-sale securities               (16,000)              --             --
    Provision for (recovery of) doubtful
     receivables and sales returns                                 93,000               --        (70,000)
    Deferred income taxes                                        (179,000)        (113,000)        33,000

    Changes in operating assets and liabilities
     Accounts receivable                                         (189,000)        (144,000)      (192,000)
     Inventories                                                  315,000         (763,000)      (318,000)
     Other assets                                                  19,000           30,000        (69,000)
     Accounts payable                                            (215,000)         168,000       (126,000)
     Accrued expenses                                             284,000          128,000       (369,000)
      Net cash provided by operating
       activities                                               4,479,000        3,281,000      1,427,000
==========================================================================================================
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of property and equipment                            (496,000)      (2,715,000)    (1,608,000)
  Purchases of prepublication costs                              (721,000)        (849,000)    (1,393,000)
  Proceeds from sale of investment securities
   available-for-sale                                             101,000               --          4,000
  Change in cash surrender value of
   officer's life insurance                                       (17,000)         547,000       (174,000)
     Net cash used in
      investing activities                                     (1,133,000)      (3,017,000)    (3,171,000)
==========================================================================================================
CASH FLOWS FROM FINANCING ACTIVITIES:
  Dividends paid                                                 (584,000)        (598,000)      (598,000)
  Purchase of Treasury Stock                                           --       (2,171,000)            --
  Repayment of notes payable                                   (3,256,000)              --             --
    Net cash used in financing activities                      (3,840,000)      (2,769,000)      (598,000)
==========================================================================================================
NET DECREASE IN CASH AND CASH EQUIVALENTS:                       (494,000)      (2,505,000)    (2,342,000)
Cash and cash equivalents at beginning of year                  2,613,000        5,118,000      7,460,000
==========================================================================================================
Cash and cash equivalents at end of year                       $2,119,000        2,613,000     $5,118,000
==========================================================================================================
SUPPLEMENTAL DISCLOSURE OF CASH FLOW
INFORMATION:
Cash paid during the year for income taxes                     $1,925,000      $ 1,342,000     $1,109,000
==========================================================================================================
SUPPLEMENTAL DISCLOSURE OF NON-CASH
ACTIVITY:
Unrealized gain (loss) on investment securities
 available-for-sale                                                    --      $     1,000     $    6,000
Purchase of Treasury Stock financed with notes payable                 --        3,256,000             --
==========================================================================================================


    THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE STATEMENTS.
6

THE GOODHEART-WILLCOX COMPANY, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS APRIL 30, 1998, 1997, AND 1996

     NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     The Goodheart-Willcox Company, Inc., a Delaware corporation, publishes textbooks on trade and technical, family and consumer sciences, technology, and vocational subjects. The Company's activities include the search for authors, the procurement and editing of manuscripts, and the design, illustration, and marketing of its textbooks and supplements. Printing and binding of books are done by outside contractors. The Company's sales are primarily domestic, and the Company's customer base includes state schools and community colleges. Historically the Company has experienced its highest level of sales in the first and second quarter and its lowest level in the fourth quarter. This pattern has resulted from the purchasing habits of its school customers.

     A summary of the significant accounting policies applied in the accompanying consolidated financial statements follows:

     Principles of consolidation. The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary, G/W Investment Company, Inc. All significant intercompany transactions have been eliminated in consolidation.

     Revenue recognition. The Company recognizes revenue at the time of shipment from Company warehouse or outside depositories. A provision for estimated returns, consisting of the sales value less related inventory value and royalty costs, is made at time of sale.

     Inventories. Inventories are valued at the lower of cost or market. Cost of inventories was determined by the last-in, first-out (LIFO) and the first-in, first-out (FIFO) methods as summarized below (see Note C):

                                                           April 30,
                                                    1998              1997
                                                 ----------        ----------
     Last-in, first-out method                   $2,330,000        $2,639,000
     First-in, first-out method                      85,000            91,000
                                                 ----------        ----------
                                                 $2,415,000        $2,730,000
                                                 ==========        ==========

     Cost includes the purchase of paper, printing, and binding from outside sources. No allocation of selling and administrative expenses is included in inventories.

     Even though some books will not be sold in the current period, large quantities of books are printed initially for stock, due to economies of scale. Management feels that substantially all books will be sold in the current period and, therefore, classifies all inventories as a current asset.

     Investment securities. Available-for-sale securities are those that management designated as available to be sold in response to changes in market interest rates or liquidity needs. Investment securities available-for-sale are stated at fair value, with the unrealized gains or losses shown as a component of stockholders' equity. Gains or losses on disposition of these securities are determined using the specific identification method.

     Property and equipment. Property and equipment are carried at cost less accumulated depreciation. Depreciation is provided on straight-line and accelerated methods over the estimated useful lives of the assets. Annual depreciation rates range from 20% to 40% for equipment and from 3% to 20% for buildings and improvements.

     Expenditures for repairs and maintenance are charged against income when incurred, and replacements are capitalized. Gains or losses on dispositions of property and equipment are included in income.

     Prepublication costs. The Company capitalizes certain outside contractor costs, primarily artwork, film and preparation costs, associated with creation of the textbooks and supplements. Prepublication costs are amortized over a period of three years under the straight-line method.

     Advertising costs. The Company expenses advertising costs as incurred. Advertising costs were $277,000 in 1998, $351,000 in 1997 and $369,000 in
     1996.


                                             NOTES CONTINUED ON PAGE 8

THE GOODHEART-WILLCOX COMPANY, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS April 30, 1998, 1997, and 1996


     NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES-CONTINUED Editorial costs. Editorial costs are charged to expense as incurred.

     Income taxes. Deferred income taxes are recorded to reflect the tax consequences on future years of temporary differences between the tax basis of assets and liabilities and their financial reporting amounts.

     Earnings per share. Earnings per share is computed on the weighted average number of shares outstanding for the period. The Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 128, Earnings Per Share, which is effective for financial statements issued after December 15, 1997. The Company has adopted the provisions of SFAS128 in these financial statements.

     Common Stock. The Company has 1,000,000 shares of $1 par value common stock authorized and 762,000 shares issued, of which 177,300 shares have been repurchased by the Company. As of April 30, 1998 and 1997, the Company had 584,700 shares outstanding.

     Cash equivalents. The Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents. The cost of cash equivalents approximates fair value.

     Pervasiveness of Estimates. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Recently issued accounting standards. During 1997 the Financial Accounting Standards Board (FASB) issued Statements of Financial Accounting Standards
     (SFAS) No. 130, "Reporting Comprehensive Income" and SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information," both effective for fiscal years beginning after December 15, 1997.

     SFAS No. 130 requires disclose for the components of and total comprehensive income in the period in which they are recognized in the financial statements. Comprehensive income is defined as the change in equity (net assets) of a business enterprise arising from transactions and other events and circumstances from non-owner sources. It includes all changes in shareholders' equity during the reporting period except those resulting from investments by owners and distributions to owners. The adoption of this new standard is not expected to have a material impact on the disclosure of comprehensive income.

     SFAS No. 131 requires disclosures of certain segment information based on the way that management evaluates segments for making decisions and assessing performance. It also requires disclosure of certain information about products and services, the geographic areas in which the Company operates, and major customers. The adoption of this new standard is not expected to have a material impact on the disclosure of segment information.

     NOTE B - INVESTMENT SECURITIES
     The amortized cost, unrealized gains and losses, and fair value of the company's investment securities are as follows:


                                                               Gross             Gross        Estimated
                                        Amortized            Unrealized        Unrealized        Fair
                                          Cost                  Gains            Losses         Value
                                        ---------            ----------        ----------    ----------
April 30, 1997:
Available-for-sale:
  Municipal Income Trusts                 $ 85,000            $ 7,000              --        $  92,000
                                          ========            =======           =======      =========


                                             NOTES CONTINUED ON PAGE 9

THE GOODHEART-WILLCOX COMPANY, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS April 30, 1998, 1997, and 1996 continued


NOTE C - INVENTORIES


Inventories consist of the following:                                            1998              1997
                                                                              ----------        ----------
  Raw materials                                                               $   87,000        $  100,000
  Work in process                                                                 85,000            91,000
  Finished goods                                                               2,243,000         2,539,000
                                                                              ----------        ----------
                                                                              $2,415,000        $2,730,000
                                                                              ==========        ==========

Inventories would have been $2,640,000 and $2,491,000 higher at April 30, 1998 and 1997, respectively, if the first-in, first-out method of accounting had been used on all inventories. The use of the LIFO method, as opposed to the FIFO method, had the effect of decreasing (increasing) net earnings by approximately $12,000 (.02 per share), ($118,000) (.16 per share), and $228,000 (.30 per share) for the years ended April 30, 1998, 1997, and 1996, respectively.

NOTE D - PROPERTY AND EQUIPMENT


Property and equipment consists of the following:                                1998              1997
                                                                              ----------        ----------
  Land                                                                        $  814,000        $  814,000
  Building and improvements                                                    4,056,000         4,013,000
  Equipment                                                                    1,857,000         1,404,000
                                                                              ----------        ----------
                                                                               6,727,000         6,231,000
  Less accumulated depreciation                                                1,797,000         1,462,000
                                                                              ----------        ----------
                                                                              $4,930,000         4,769,000
                                                                              ==========        ==========

NOTE E - INCOME TAXES

Income tax expense (benefit) consists of the following:


  Currently payable:                                            1998             1997              1996
                                                             ----------       ----------        ----------
    Federal                                                  $1,690,000       $1,181,000          $683,000
    State                                                       382,000          281,000           155,000
                                                             ----------       ----------        ----------
                                                              2,072,000        1,462,000           838,000
  Deferred                                                     (179,000)        (113,000)           33,000
                                                             ----------       ----------        ----------
                                                             $1,893,000       $1,349,000          $871,000
                                                             ==========       ==========        ==========

The tax effects of the existing temporary differences that give rise to deferred tax assets and liabilities at April 30, are as follows:



                                                                 1998             1997
                                                               --------        ---------
  Deferred tax assets
   Inventory capitalization                                    $551,000        $ 505,000
   Accrued compensation                                         110,000          111,000
   Allowance for doubtful receivables and sales returns          81,000           30,000
                                                               --------        ---------
                                                                742,000          646,000
  Deferred tax liabilities
   Depreciation                                                 (86,000)        (169,000)
                                                               ========        =========
  Net deferred tax asset                                       $656,000        $ 477,000
                                                               ========        =========

                                                     NOTES CONTINUED ON PAGE 10

THE GOODHEART-WILLCOX COMPANY, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS April 30, 1998, 1997, and 1996



NOTE E - INCOME TAXES-CONTINUED

The components of the deferred tax expense (benefit) are as follows:


                                                                1998              1997              1996
                                                             ----------       ----------        ----------

  Excess of tax over book depreciation                       $  (83,000)      $   57,000        $    4,000
  Inventory capitalization                                      (46,000)        (178,000)            6,000
  Accrued compensation                                            1,000           (8,000)           (7,000)
  Allowance for doubtful receivables and sales returns          (51,000)          16,000            30,000
                                                             ----------       ----------        ----------
                                                             $ (179,000)      $ (113,000)       $   33,000
                                                             ==========       ==========        ==========

A reconciliation of income taxes computed at the Federal statutory rate (34%) and income tax expense is as follows:


                                                                1998             1997              1996
                                                             ----------       ----------        ----------


  Federal income taxes at statutory rate                     $1,654,000       $1,402,000          $839,000
  State income taxes-net of Federal tax benefit                 241,000          185,000           102,000
  Municipal bond interest exemption                              (4,000)         (30,000)          (65,000)
  Officer's life insurance                                       (2,000)        (222,000)          (16,000)
  Other                                                           4,000           14,000            11,000
                                                             ----------       ----------        ----------
                                                             $1,893,000       $1,349,000          $871,000
                                                             ==========       ==========        ==========

NOTE F - EMPLOYEE BENEFIT PLANS
The Company has a profit sharing plan, covering all full-time employees, to which both the Company and eligible employees may contribute. Company contributions are voluntary and at the discretion of the Board of Directors. Annual contributions by the Company cannot exceed 15% of eligible compensation. Company contributions were $344,000 in 1998, $359,000 in 1997 and $318,000 in 1996. Effective May 1, 1994, the Company adopted The Goodheart-Willcox Company, Inc. Supplemental Executive Retirement Plan for the benefit of certain management employees as determined by the Board of Directors. The purpose of the plan is to provide additional benefits for those participants who have profit sharing benefits limited by the Internal Revenue Code. The Company's contributions to the plan were $16,000 in 1998, $11,000 in 1997, and $8,000 in 1996.

NOTE G - COMMITMENTS AND CONTINGENCIES
In April 1997, under an agreement between the Company and a principal stockholder/officer, the Company purchased 163,200 shares of the Company's stock owned by him upon his death for $5,427,000. The purchase price was based on the fair market value of the Company's shares at that time, as determined by a named third party and consisted of $2,171,000 in cash and a five year installment note in the amount of $3,256,000. The note was paid in full in fiscal 1998. The Company carried a life insurance policy to help meet a portion of the obligation created by this agreement. Net proceeds from the policy were $1,207,000, which had the effect of reducing the cash surrender value by $538,000 and resulting in other income of $548,000 in fiscal 1997. In addition, the excess of estimated fair market value over the amount of life insurance, net of cash surrender value, previously segregated from stockholders equity has been recorded as retained earnings. As a result of the acquisition of the stock by the Company, the total outstanding shares of stock have been reduced from 747,900 to 584,700.

The Company has entered into employment agreements with the former Chairman of the Board of Directors and President that provides for annual compensation and certain other benefits including death in service benefit payments equal to two years salary. The present value of the estimated benefits payable under these agreements of approximately $160,000 is included in accrued compensation at April 30, 1998 and 1997.

In May 1995, the Company acquired property in Tinley Park, Illinois, for approximately $738,000. The Company completed construction of and relocated to its new office and distribution facility on this property in August of 1996 for a total cost of $2,973,000. The buildings formerly occupied by the Company are being offered for sale and are included in property and equipment in the accompanying balance sheets.

                                                     NOTES CONTINUED ON PAGE 11

THE GOODHEART-WILLCOX COMPANY, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS April 30, 1998, 1997, and 1996


NOTE H - QUARTERLY FINANCIAL DATA (UNAUDITED)


                                                                                     Net earnings
                                                                              -------------------------
                                           Net sales        Gross profit          Total       Per share
                                          -----------       ------------      ----------      ---------
  FISCAL YEAR 1998
    FIRST                                 $ 5,925,000       $ 4,192,000        1,203,000      $  2.06
    SECOND                                  6,420,000         4,845,000        1,516,000         2.59
    THIRD                                   4,125,000         2,753,000          426,000          .73
    FOURTH                                  2,598,000         1,741,000         (172,000)        (.29)
                                          -----------       -----------       ----------      -------
                                          $19,068,000       $13,531,000       $2,973,000      $  5.09
                                          ===========       ===========       ==========      =======
  Fiscal year 1997
    First                                 $ 4,505,000       $ 3,076,000         $746,000      $  1.00
    Second                                  6,507,000         4,489,000        1,390,000         1.86
    Third                                   3,335,000         2,205,000          209,000          .28
    Fourth                                  2,284,000         1,766,000          430,000          .61
                                          -----------       -----------       ----------      -------
                                          $16,631,000       $11,536,000       $2,775,000      $  3.75
                                          ===========       ===========       ==========      =======


The quantities and costs used in calculating cost of goods sold on a quarterly basis include estimates of the annual LIFO effect. The actual effect cannot be known until the year-end physical inventory is completed and quantity and price indices developed. The quarterly cost of goods sold, used to arrive at gross profit above, includes such estimates.

THE GOODHEART-WILLCOX COMPANY, INC. AND SUBSIDIARY
STATEMENT OF MANAGEMENT RESPONSIBILITIES


     The management of Goodheart-Willcox Company, Inc. is responsible for the integrity and objectivity of the financial and operating information contained in this Annual Report. The consolidated financial statements were prepared in conformity with generally accepted accounting principles and include amounts that are based on the best estimates and judgments of management. The audit report of Grant Thornton LLP on these financial statements is the result of their audit performed in accordance with generally accepted auditing standards.

     The Company maintains a system of internal financial controls designed to provide management with reasonable assurance that transactions are executed in accordance with appropriate authorization, assets are properly safeguarded, and accounting records may be relied upon for the preparation of financial statements. This system includes written policies and procedures and an organizational structure that segregates duties.

     The Audit/Compensation Committee of the Board of Directors has an oversight role in the area of financial reporting and internal controls. This committee meets several times each year with management and Grant Thornton LLP to monitor the proper discharge of each of their respective responsibilities. Grant Thornton LLP has free access to management and to the Audit/Compensation Committee to discuss the results of their activities and adequacy of controls.




     John F. Flanagan


     John F. Flanagan
     Chairman, President and Chief Executive Officer



REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

     TO THE BOARD OF DIRECTORS AND STOCKHOLDERS
     THE GOODHEART-WILLCOX COMPANY, INC. AND SUBSIDIARY
     TINLEY PARK, ILLINOIS

     We have audited the accompanying consolidated balance sheets of The Goodheart-Willcox Company, Inc. and Subsidiary as of April 30, 1998 and 1997, and the related consolidated statements of earnings, stockholders' equity, and cash flows for each of the three years in the period ended April 30, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of The Goodheart-Willcox Company, Inc. and Subsidiary as of April 30, 1998 and 1997, and the consolidated results of their operations and their consolidated cash flows for each of the three years in the period ended April 30, 1998, in conformity with generally accepted accounting principles.




     Grant Thornton LLP

     Chicago, Illinois
     May 29, 1998

THE GOODHEART-WILLCOX COMPANY, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS


     OPERATING RESULTS
     The Company's net sales for the fiscal year ending April 30, 1998 increased $2,437,000, approximately 15% over the previous fiscal year. The net sales increase for the fiscal year was due to stronger orders for the Company's products from open territories and increased orders from the adoption states of Alabama, Kentucky, and North Carolina, along with selective price increases. The Company's net sales for fiscal 1997 had increased $1,986,000, approximately 14% over the previous fiscal year which was attributed to stronger orders from open territories and increased orders from the adoption state of New Mexico, along with selective price increases. The Company's net sales for fiscal 1996 had decreased $63,000, less than one-half percent from the previous fiscal year, and was attributed to the lack of significant state textbook adoptions, coupled with weaker orders from open territories during the first two quarters of the fiscal year when a majority of the seasonal sales are historically recorded. State textbook adoptions, which contribute substantially to the Company's sales, historically have been held at regular intervals. During the past several years, the intervals for several states have been significantly increased. State textbook adoptions will be much less of a factor for the approaching two fiscal years due to the diminished number of states calling for submissions in the curriculum areas served by the Company. Selective price increases are made each year on a product-by-product basis after considering the cost of paper, printing, and binding, the overhead contribution, and competitive pricing. The selective price increases will not totally offset any significant decline in school expenditures for textbooks and supplements as witnessed in the first two quarters of fiscal 1996. The reserve for future returns will experience minor revisions as the sales product mix continues to shift from middle and senior high schools to community college bookstores, where the number of books and supplements returned occurs with greater frequency. The reserve for future returns may experience minor fluctuations to reflect current business practices and expectations of the return rate for various product categories and markets.

     The cost of goods sold as a percentage of sales in fiscal 1998 was 29% compared to 31% in fiscal 1997 and 35% in fiscal 1996. The change in the ratio of the cost of goods sold as a percentage of sales for fiscal 1998 reflects more favorable paper prices in a period of increased sales and larger or more favorable press runs ordered in anticipation of strong sales for the period. The change in the ratio of the cost of goods sold as a percentage of sales for fiscal 1997 reflected fluctuations in the cost of paper, which is a major component of the cost of goods sold, with added influences being the substantial investment in the revision of a number of backlist titles. In fiscal 1997, while paper prices stabilized, the buildup of inventory in preparation of the seasonal selling patterns before the opening of schools took place during a period of higher paper prices. The change in the ratio of the cost of goods sold as a percentage of sales for fiscal 1996 was primarily attributed to the increase in the cost of paper along with substantial investment in new and revised titles. As stated in prior annual reports, "It is possible that the Company will not be able to pass through all the paper price increases to our customers." Factors affecting the ratio of the cost of goods sold as a percentage of sales are the result of decisions regarding selected selling price increases, adjustments to the print and reprint quantities, and the application of computer technology by outside suppliers permitting shorter press runs, reduction in manufacturing time, the elimination of traditional film processes, coupled with consistent high quality allowing the Company to better control the unit cost of textbooks and supplements. Management decisions must be balanced between the relative cost of the goods sold as a percentage of sales versus the investment affecting the timing of when new or revised products come to market and contribute to sales.

     Operating expenses for fiscal 1998 consisting of royalties, selling, general, and administrative expenses increased $566,000, approximately 7% over the previous fiscal year due primarily to an increase in salaries for added personnel along with increased depreciation of the new facility. This compares to an increase in operating expenses in fiscal 1997 of $895,000, approximately 12% over the previous fiscal year, and an increase of $155,000, approximately 2% over the prior fiscal year. As a percentage of sales, the selling, general, and administrative cost for fiscal 1998 was 35% compared to 38% in fiscal 1997 and 39% in fiscal 1996. A major component of the operating expenses is the distribution of sample textbooks and supplements as a marketing tool unique to the textbook industry. In fiscal 1998 sampling expenses were $502,000 compared to $592,000 in fiscal 1997 and $440,000 in fiscal 1996. The sampling decrease of $90,000 can be attributed to the diminished number of state adoption calls in the curriculum areas served by the Company's products compared to previous years.




                     MANAGEMENT'S DISCUSSION AND ANALYSIS CONTINUED ON PAGE 14

THE GOODHEART-WILLCOX COMPANY, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS-CONTINUED


     The 15% increase in net sales for fiscal 1998 over the previous fiscal year coupled with a 29% cost of goods sold as a percentage of sales and a 7% increase in operating expenses resulted in income from operations of $4,861,000, an increase of $1,429,000 or approximately 42%. In fiscal 1997, the 14% increase in net sales over the previous fiscal year coupled with a 31% cost of goods sold as a percentage of sales and a 12% increase in operating expenses resulted in income from operations of $3,432,000, an increase of $1,192,000, approximately 53%. In fiscal 1996, the half a percent decrease in net sales from the previous fiscal year coupled with a 35% cost of goods sold as a percentage of sales and a 2% increase in operating expenses resulted in income from operations of $2,240,000, a decrease of approximately 27% from the previous year. Other income (expense) for fiscal 1998 totaled $5,000 composed primarily of $142,000 of interest income and $180,000 of interest expense paid on the installment note issued in the purchase of treasury stock. Other income for fiscal 1997 totaled $692,000 composed primarily of $548,000 of extraordinary income from life insurance proceeds and $131,000 of interest income, while there was $67,000 less interest than the previous fiscal year due to the investment in the new facility. Other income for fiscal 1996 was $227,000 due to reduced interest income and reduced royalty income as titles licensed to other publishers became dated. Changes in other income or expense for fiscal 1998 is primarily attributed to the interest expense related to the repurchase of shares of the Company's stock. The change in other income or expense for fiscal 1997 and 1996 may also be traced to reduced interest income due to the investment in the new facility. The Company's fiscal year ending April 30th divides the purchasing patterns of its school customers such that the major marketing, sampling, and inventory buildup efforts occur at the end of the fiscal year, while resulting sales primarily follow in the first two quarters of the next fiscal year.

     LIQUIDITY
     Cash and cash equivalents totaled $2,119,000 at April 30, 1998, a decrease of $494,000 from the year ending April 30, 1997. For the fiscal year ending April 30, 1998 the Company had no current debt and no long term debt compared to the fiscal year ending April 30, 1997 when the Company had a current portion of a note payable of $651,000 and long term debt of $2,605,000 resulting from the stock repurchase. As shown in the statements of cash flows, the cash provided by the operating activities of the Company for fiscal 1998 amounted to $4,479,000 as compared to $3,281,000 for fiscal 1997, an increase of $1,198,000, a change attributed to an increase in the net earnings after adjustments to accounts primarily covering depreciation expense, provision for doubtful receivables and sales returns, deferred income taxes, inventories, accounts payable, and accrued expenses. In fiscal 1997, the cash provided by the operating activities of the Company amounted to $3,281,000 as compared to $1,427,000 for fiscal 1996, an increase of $1,854,000, a change attributed to an increase in the net earnings after adjustments to accounts primarily covering amortization of prepublication cost, inventories, depreciation expenses, accounts payable, and income taxes payable. In fiscal 1996, the cash provided by the operating activities of the Company amounted to $1,427,000 as compared to $3,505,000 for fiscal 1995, a decrease of $2,078,000 which is attributed principally to the decrease in net earnings after adjustments to accounts covering amortization of prepublication cots, provision for doubtful receivables and sales returns, accounts receivable, inventories, accounts payable, and income taxes payable. The significant changes in the assets and liabilities for fiscal 1998 include a decrease in cash and cash equivalents, a decrease in inventories, an increase in accounts receivable, a decrease in investment securities, an elimination of both the current portion and the long term portion of the note payable for the repurchase of the Company's stock, a decrease in accounts payable, a decrease in prepublication costs due to the projection of diminished adoption request, an increase in property and equipment due to the investment in hardware for information technology, and an increase in other accrued liabilities. The changes in the assets and liabilities for fiscal 1997 include a decrease in cash and cash equivalents along with an increase in property and equipment reflecting the completion of the new office/distribution facility, an increase in accounts receivable due to the increase in sales, a decline in prepublication costs based upon the number of revisions in work during the previous year, a decline in the cash surrender value of life insurance resulting from the receipt of the proceeds from policies, an increase in accounts receivable, an increase in income taxes due to the strong sales, and an increase in treasury stock. There have been no changes in business practices including credit terms or collection efforts from previous years.



                     MANAGEMENT'S DISCUSSION AND ANALYSIS CONTINUED ON PAGE 15

THE GOODHEART-WILLCOX COMPANY, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS-CONTINUED


Investment in new and revised products for fiscal 1998 was $721,000, a decrease of $128,000 from fiscal 1997, accounted for in part by improved purchasing from outside suppliers. Investment in new and revised products for fiscal 1997 was $849,000, a decrease of $544,000 from fiscal 1996 when a significant number of major titles were revised and substantial investment was allocated for the purchase of prepublication services. In fiscal 1996, the investment in new and revised products was $1,393,000, an increase of $516,000 more than the $877,000 for the purchase of prepublication services in 1995. The rate of investment in new and revised products as a percentage of sales for fiscal 1998 was approximately 4%, compared to an investment rate of 5% in fiscal 1997 and 10% in fiscal 1996. The Company currently intends to maintain its traditional pace of prepublication investment in products and services in future quarters to maintain a publishing program of adding new titles and products to the line while revising a backlist of products to match marketing and customer needs. With advances in general technology, the magnitude of revision efforts required to keep the industrial and technical product line up to date has typically increased investment allocations over patterns earlier in the decade. The investment in hardware and software to keep Goodheart-Willcox advancing with technology included the acquisition in fiscal 1998 of new software/hardware systems for the business/marketing/distribution operations and the creative services area of the Company, which required $423,000, compared to $30,000 in fiscal 1997 and $31,000 in fiscal 1996. In fiscal 1997, $2,715,000 was invested in new equipment and facilities with added storage, racking, conveyors, and material handling equipment to improve service to customers and to strengthen warehousing and distribution capability. The added office capacity for sales and marketing, customer service, editorial, and creative services should allow your Company to increase employee productivity and retention, while attracting new talent. The investment in property and equipment for fiscal 1996 amounted to $1,608,000 when the land in Tinley Park was acquired. Changes in the cash surrender value of life insurance were significant in fiscal 1997 when $547,000 in proceeds of an officer's policy were received. In fiscal 1998 investment activity resulted in the sale for $101,000 of securities with a small gain while there were no significant investment activities in the previous fiscal years.

A primary financing use of cash in each of the last three years was the payment of dividends at the rate of $1.00 per share in fiscal 1998, $.90 per share in fiscal 1997, and $.80 per share in fiscal 1996. In fiscal 1998, prepayment of the installment note issued in the purchase of 163,200 shares of the Company's stock was completed using internally generated funds. In the second quarter of fiscal 1998, following a successful summer sales experience, three annual installments, aggregating $1,954,000, were prepaid. In the fourth quarter of fiscal 1998, after capital allocation projections for the approaching fiscal year were completed, the final two annual installments or $1,302,000 were prepaid. The prepayment of the principal on the outstanding debt saved $637,000 in interest expenses for the Company. In fiscal 1997, the purchase of the treasury stock required $2,171,000 along with the acceptance of a note payable in the amount of $3,256,000. The source of the cash portion of the purchase price was provided in part by the $1,207,000 proceeds of an insurance policy owned by the Company, and the balance provided by internally generated funds.

The first and second quarters of the Company's fiscal year have historically displayed increased shipments and increased growth in accounts receivable while inventory declined. In the third quarter this past fiscal year, the strength of the Company's product lines contributed to increased sales. The fourth quarter has historically displayed an anticipated growth in inventory as new and revised products are published for the next calendar/copyright year and for the next marketing cycle. The seasonal and cyclical nature of selling products such as textbooks and supplements into the educational market with two separate semesters tends to affect the periodic liquidity of the Company.

CAPITAL RESOURCES
It is anticipated that the future capital needs of the Company will be met from internally generated funds. The investment in computer software and hardware on a department wide basis, such as the editorial area, will be met from operating cash flow. In fiscal 1998, the Company acquired new software and hardware for the business/marketing/distribution operations to improve customer service, inventory and warehouse management, and information technology. Also in fiscal 1998, the creative area acquired a new network server and workstations enabling the conversion to more productive software for the design and assembly of products. In fiscal 1999, the investment in prepublication products and services is expected to follow the pattern established in previous years with plans to revise popular backlist titles and add new products to the Company's line.


                     MANAGEMENT'S DISCUSSION AND ANALYSIS CONTINUED ON PAGE 16

THE GOODHEART-WILLCOX COMPANY, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS-CONTINUED

     The Company's warehouse and distribution operations relocated to a new facility in Tinley Park, Illinois on July 1, 1996 and the business, marketing and sales, editorial, and creative operations relocated August 26, 1996. The new facility project was completed using internally generated funds with no financing expenses for the company. The Company's previous land and building in South Holland, Illinois are being offered for sale and carried at net book value which is less than the estimated fair market value less cost to sell. In fiscal 1998, prepayment of the installment note issued in the purchase of the Company's stock was completed using internally generated funds. The prepayment in fiscal 1998 of the principal on the outstanding debt saved $637,000 in interest expenses for the Company.

     THE EFFECTS OF INFLATION
     Inflation affects the Company due to increases in the costs of materials and services. Fiscal 1998 showed a slight tightening of available press time in the short term, thus necessitating clearer projections for initial printings or reprints. Paper prices in fiscal 1998 did not experience dramatic changes thus allowing moderate reaction in setting price adjustments for the Company's products. Advance planning and shifting grades of paper may soften the effect of some of the paper cost fluctuations. In fiscal 1997, paper prices appeared more stable than in the prior period, thus allowing better control over the cost of goods sold going into the inventory which was sold in fiscal 1998. In fiscal 1996, the Company experienced tightening of suppliers' schedules and some price increases which appeared to be more inflationary than patterns experienced in the previous fiscal year. The cost of paper purchased in fiscal 1996 to replenish inventory and to print new products to be sold in fiscal 1997 experienced dramatic increases. The ability of the Company to reflect cost increases from suppliers and from internal pressures in the selling price of Goodheart-Willcox products depends upon the pricing of competing product lines and general market conditions which may require the Company to absorb part of the cost increases, whether the result of increases in paper, other materials, or services. The Company manages its cost of doing business in these uncertain and changing times by using various suppliers, reviewing the variety of paper grades appropriate for various titles, scheduling press runs in batches, balancing the quantities printed with considerations for unit cost versus inventory turnover, nurturing close relationships with key suppliers, while staying alert to outside opportunities available to meet key deadlines.

     IMPACT OF YEAR 2000
     The business, customer service, marketing, warehousing, and distribution operations acquired new vendor-supported software in fiscal 1998 and are now Year 2000 compliant. In addition to addressing internal considerations, the Company believes there can be no guarantee that the systems of external suppliers and customers will be converted in a timely manner, thus potentially having an adverse effect. The Company believes that with the conversion this past fiscal year to new software and any future upgrading of vendor-supported software, the Year 2000 issue should not pose significant internal operational problems. Future vendor-supported software upgrades will not be material to the Company's results of operation.

THE GOODHEART-WILLCOX COMPANY, INC.
CORPORATE INFORMATION


     CORPORATE OFFICE, The Goodheart-Willcox Company, Inc., 18604 West Creek Drive, Tinley Park, IL 60477

     ANNUAL MEETING, The next annual meeting will take place at 9:30 a.m. C.D.T., July 14, 1998, at the Corporate Office, Tinley Park, Illinois

     STOCK SYMBOL, GWOX, Over-the-Counter Market

     TRANSFER AGENT, First Chicago Trust Company of New York

     GENERAL COUNSEL, Hedberg, Tobin, Flaherty & Whalen, A Professional Corporation, Chicago

     INDEPENDENT PUBLIC ACCOUNTANTS, Grant Thornton LLP, Chicago

     S.E.C. FORM 10-K AVAILABLE, Copies of the Corporation's annual report on Form 10-K, filed with the Securities and Exchange Commission, will be available to stockholders without charge by written request addressed to the Secretary of the Corporation.

     DIRECTORS

     Walter C. Brown, EdD, Professor Emeritus, Division of Technology, Arizona State University

     Robert C. DeBolt, President and Chief Executive Officer, F. H. Ayer Manufacturing Co.

     John F. Flanagan, Chairman, President, Chief Executive Officer, The Goodheart-Willcox Company, Inc.

     Wilma Pitts Griffin, PhD, CFCS, Professor, Department of Family and Consumer Sciences, Baylor University

     Clois E. Kicklighter, EdD, Dean, School of Technology, Indiana State University

     Loraine J. Mix, Private Investor

     EXECUTIVE OFFICERS

     John F. Flanagan, Chairman, President, Chief Executive Officer

     Donald A. Massucci, Vice President, Administration and Treasurer

     Dick G. Snyder, Vice President, Sales and Secretary


COMMON STOCK PRICE RANGES AND DIVIDENDS
  Stock prices represent high and low closing bids

---------------------------------------------------------------------------------
                                                                           Cash
  Fiscal                                Price Range                      Dividend
  Quarter                           Low             High                 Declared
---------------------------------------------------------------------------------
  4Q98                           $58 1/2           $60 1/4                $.50
  3Q98                            47                53 1/2                 .50
  2Q98                            47                53 1/2                  --
  1Q98                            38 1/4            48 1/4                  --
---------------------------------------------------------------------------------
  4Q97                           $35 3/4           $45 3/4                $.50
  3Q97                            31 1/2            33 1/2                 .40
  2Q97                            30 3/4            36 3/4                  --
  1Q97                            26                27 1/2                  --

Fiscal year ends April 30